Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

September 18, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Lans Holdings, Inc.
Kuala Lumpur

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1 (Post-Effective Amendment to Form S-1/A), Registration Statement under the Securities Act of 1933, filed by Lans Holdings, Inc. of our report dated March 7, 2010, relating to the financial statements of Lans Holdings, Inc., a Nevada Corporation, as of and for the years ending November 30, 2009 and 2008 and for the period from November 13, 2007 (date of inception) to November 30, 2009, and the reference to us under the heading “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC